SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                         Commission File Number 0-252385

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                           NOTIFICATION OF LATE FILING

(Check one):  |X| Form 10-K and Form 10-KSB    |_| Form 11-K    |_| Form 20-F
|_| Form 10-Q and From 10QSB    |_| Form N-SAR

For period ended:............................................. December 31, 2000

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|_|  Transition Report on Form 10-K          |_| Transition Report on Form 10-Q
|_|  Transition Report on Form 20-F          |_| Transition Report on Form N-SAR
|_|  Transition Report on Form 11-K

     For the transition period ended __________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _________________________________

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                                     PART I
                             REGISTRANT INFORMATION

                 Full name of registrant YOUNETWORK CORPORATION

                            Former name if applicable

             ______________________________________________________

            Address of principal executive office (Street and Number)

                              115 East 23rd Street

               City, State and Zip Code   New York, New York 10010

                                     PART II
                             RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X|   (a)   The reasons  described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)   The subject annual report,  semi-annual report, transition report on
            Form 10-K, 20-F, 11-K [X] or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The registrant was unable to file its Form 10-KSB for the period ended December 31, 2000 without unreasonable expense and effort due to its inability to finish the required financial statements within a sufficient time for management to review the financial statements with its independent accountants and to prepare the management discussion and analysis.

                                     PART IV
                                OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification

   Joseph C. Sienkiewicz                        (212)             647-0500
          (Name)                             (Area Code)     (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 |X| Yes |_| No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 |_| Yes |X| No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             YOUNETWORK CORPORATION
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date March 29, 2001                    By /s/ Joseph C. Sienkiewicz
                                              ----------------------------------
                                              Joseph C. Sienkiewicz
                                              Chief Financial Officer & Director